EXHIBIT 10.23

U.S. $1,000,000,000

CREDIT AGREEMENT

Dated as of August 23, 2006

Among

COMPUTER SCIENCES CORPORATION

as Borrower

and

THE BANKS NAMED HEREIN

as Lenders

and

CITICORP USA, INC.

as Administrative Agent

BARCLAYS BANK PLC
THE BANK OF NOVA SCOTIA
THE ROYAL BANK OF SCOTLAND PLC
WACHOVIA BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

CITIGROUP GLOBAL MARKETS INC.

as Arranger

i

TABLE OF CONTENTS
(continued)

ii

SCHEDULES

Schedule I	List of Applicable Lending Offices	I-1
Schedule II	Lenders’ Commitments	II-1

EXHIBITS

Exhibit A-1	Form of Notice of A Borrowing	A-1-1
Exhibit A-2	Form of Notice of B Borrowing	A-2-1
Exhibit B	Form of Assignment and Acceptance	B-1
Exhibit C	Form of Opinion of Howard D. Fisk, Esq., Counsel for the Borrower	C-1
Exhibit D	Form of Extension Request	D-1

iii

CREDIT AGREEMENT

Dated as of August 23, 2006

This CREDIT AGREEMENT is entered into as of August 23, 2006, among Computer Sciences Corporation, a Nevada corporation (the “Borrower”), the financial institutions (the “Banks”) listed on Schedule II hereof, and Citicorp USA, Inc. (“CUSA”), as administrative agent (the “Agent”) for the Lenders hereunder.

In consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Lenders and the Agent agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“A Advance” means an advance by a Lender to the Borrower as part of an A Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of A Advance.

“A Borrowing” means a borrowing consisting of A Advances of the same Type made on the same day to the Borrower pursuant to the same Notice of A Borrowing by each of the Lenders pursuant to Section 2.01.

“Adjusted Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same A Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (i) (A) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the date two Business Days prior to the commencement of such Interest Period; (B) in the event the rate referenced in the preceding clause (A) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the date two Business Days prior to the commencement of such Interest Period, or (C) in the event the rates referenced in the preceding clauses (A) and (B) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) on the date two Business Days prior to the commencement of such Interest Period; by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage.

“Advance” means an A Advance or a B Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer (as such term is used in Regulation S-K promulgated under the Securities Act of 1933, as amended) of such Person.

“Agreement” means this Credit Agreement, as this Credit Agreement may be amended, supplemented or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a B Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such B Advance.

“Applicable Margin” means, for any period for which any interest payment is to be made with respect to any Eurodollar Rate Advance, the interest rate per annum derived by dividing (i) the sum of the Daily Margins for each of the days included in such period by (ii) the number of days included in such period.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.

“B Advance” means an advance by a Lender to the Borrower as part of a B Borrowing resulting from the auction bidding procedure described in Section 2.03.

“B Borrowing” means a borrowing consisting of B Advances made on the same day to the Borrower pursuant to the same Notice of B Borrowing by each of the Lenders whose offer to make one or more B Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.

“B Reduction” has the meaning specified in Section 2.01.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

(b) the sum of (A) 1/2 of one percent per annum plus (B) the rate obtained by dividing (x) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks (such three-week moving average being determined weekly by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent), by (y) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirements for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month nonpersonal time deposits of at least $100,000), plus (C) the average during such three-week period of the daily net annual assessment rates estimated by Citibank for determining the current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation for insuring three-month deposits in the United States; or

(c) 1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an A Advance which bears interest as provided in Section 2.07(a).

“Borrower” means Computer Sciences Corporation, a Nevada corporation.

“Borrowing” means an A Borrowing or a B Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Lease” means, with respect to any Person, any lease of any property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

“Citibank” means Citibank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Paper” means commercial paper issued by the Borrower from time to time.

“Commitment” has the meaning specified in Section 2.01.

“Commitment Termination Date” means, with respect to any Lender, August 23, 2011, or such later date to which the Commitment Termination Date of such Lender may be extended from time to time pursuant to Section 2.16 (or if any such date is not a Business Day, the next preceding Business Day).

“Consolidated EBITDA” means, for any period (i) the sum of (A) net income, plus (B) taxes on income, plus (C) Consolidated Interest Expense, plus (D) depreciation expense, plus (E) amortization expense of goodwill, financing costs and other intangibles, plus (F) extraordinary losses, plus (G) other non-cash charges to the extent deducted from net income, minus extraordinary gains.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in Section 2.04 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in Section 2.04 payable on or before the Closing Date.

“Consolidated Total Debt” means, as of any date of determination, all Debt (excluding Equity-linked Debt) of the Borrower and its Subsidiaries on a consolidated basis.

“Convert,” “Conversion” and “Converted” each refers to a conversion of A Advances of one Type into A Advances of another Type pursuant to Section 2.09.

“Daily Margin” means, for any date of determination, the interest rate per annum set forth in the table below that corresponds to (i) the Level applicable to such date of determination and (ii) the Utilization Ratio applicable to such date of determination:

	Daily Margin when Utilization Ratio is equal to or less than 0.50:1.00	Daily Margin when Utilization Ratio is greater than 0.50:1.00

Level 1	0.150%	0.200%

Level 2	0.170%	0.220%

Level 3	0.210%	0.260%

Level 4	0.250%	0.350%

Level 5	0.325%	0.425%

Level 6	0.450%	0.600%

For purposes of this definition, (a) “Utilization Ratio” means, as of any date of determination, the ratio of (1) the aggregate outstanding principal amount of all Advances as of such date to (2) the aggregate amount of all Commitments in effect as of such date (whether used or unused and without giving effect to any B Reduction), (b) if any change in the Rating established by S&P, Moody's or Fitch shall result in a change in the Level, the change in the Daily Margin shall be effective as of the date on which such rating change is publicly announced by S&P, Moody's or Fitch, as the case may be, (c) if Ratings are available from only one of S&P, Moody’s or Fitch, then the applicable Level shall be set by reference to this one Rating, (d) if Ratings are available from only two of S&P, Moody’s and Fitch and such Ratings fall within two different Levels, then the higher of such Ratings shall apply, unless there is a split in such Ratings of more than one Level, in which case the Level that is one Level higher than the Level of the lower Rating shall apply, (e) if Ratings are available from each of S&P, Moody's and Fitch and such Ratings fall within two different Levels, the applicable Level shall be set by reference to the Ratings established by two of the three rating agencies, (f) if Ratings are available from each of S&P, Moody's and Fitch and such Ratings fall within three different Levels, the applicable Level shall be set by reference to the middle Rating, (g) if Ratings are unavailable from S&P, Moody’s and Fitch for any reason for any day, then the applicable Level for such day shall be deemed to be Level 6, and (h) if any of S&P, Moody’s or Fitch change the basis on which their ratings are established and or described, each reference in this Agreement to a Rating announced by S&P, Moody’s or Fitch, as the case may be, shall be deemed to refer to the then equivalent rating established by S&P, Moody’s or Fitch.

“Debt” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (iii) obligations of such Person as lessee under Capital Leases; provided that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of the Borrower or its Affiliates and owned by the Borrower so long as (x) recourse for such borrowings is limited to such policies and the proceeds thereof and (y) any value assigned to such policies on the consolidated financial statements of the Borrower and its Subsidiaries is net of the amount of such borrowings.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Effective Date” means August 23, 2006, so long as the conditions precedent set forth in Section 3.01 have been satisfied.

“Eligible Assignee” means any financial institution or entity engaged in the business of extending revolving credit approved in writing by the Borrower (so long as no Event of Default exists) and the Agent as an Eligible Assignee for purposes of this Agreement, provided that the Borrower’s and the Agent's approval shall not be unreasonably withheld or delayed, and provided further that no such approval shall be required in the case of an assignment by a Lender to an Affiliate of such Lender or to another Lender.

“Environmental Law” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local govern-mental authority within the United States or any State or territory thereof and which relate to the environment or the release of any materials into the environment.

“Equity-linked Debt” means Debt that is required to be converted at, or prior to, maturity into equity securities of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or any ERISA Affiliate to make a payment to a Pension Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Borrower, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate Advance” means an A Advance which bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” means the Credit Agreement, dated as of August 13, 2004, among the Borrower, the financial institutions party thereto and CUSA, as agent for such lenders, as amended.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Granting Lender” has the meaning specified in Section 2.19.

“Insufficiency” means, with respect to any Pension Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same A Borrowing, the period commencing on the date of such Eurodollar Rate Advance, or on the date of continuation of such Advance as a Eurodollar Rate Advance upon expiration of successive Interest Periods applicable thereto, or on the date of Conversion of a Base Rate Advance into a Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may select in the Notice of Borrowing or the Notice of Conversion/Continuation for such Advance; provided, however, that:

(i) the Borrower may not select any Interest Period which ends after the earliest Commitment Termination Date of any Lender then in effect;

(ii) Interest Periods commencing on the same date for A Advances comprising part of the same A Borrowing shall be of the same duration; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“Lenders” means the Banks listed on Schedule II hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

“Level” means Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6, as the case may be.

“Level 1” means that, as of any date of determination, the applicable Rating is equal to or better than A+ (in the case of a Rating from S&P), A1 (in the case of a Rating from Moody’s) or A+ (in the case of a Rating from Fitch), as applicable, as of such date of determination.

“Level 2” means that, as of any date of determination, the applicable Rating is equal to A (in the case of a Rating from S&P), A2 (in the case of a Rating from Moody’s) or A (in the case of a Rating from Fitch), as applicable, as of such date of determination.

“Level 3” means that, as of any date of determination, the applicable Rating is equal to A- (in the case of a Rating from S&P), A3 (in the case of a Rating from Moody’s) or A- (in the case of a Rating from Fitch), as applicable, as of such date of determination.

“Level 4” means that, as of any date of determination, the applicable Rating is equal to BBB+ (in the case of a Rating from S&P), Baa1 (in the case of a Rating from Moody’s) or BBB+ (in the case of a Rating from Fitch), as applicable, as of such date of determination.

“Level 5” means that, as of any date of determination, the applicable Rating is equal to BBB (in the case of a Rating from S&P), Baa2 (in the case of a Rating from Moody’s) or BBB (in the case of a Rating from Fitch), as applicable, as of such date of determination.

“Level 6” means that, as of any date of determination, the applicable Rating is equal to or below BBB- (in the case of a Rating from S&P), Baa3 (in the case of a Rating from Moody’s) or BBB- (in the case of a Rating from Fitch), as applicable, as of such date of determination, or the only Rating is a private rating and the Borrower will not authorize the applicable rating agency to make such Rating available to the Agent and the Lenders.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Long-Term Debt” means senior, unsecured, non-credit enhanced, long-term debt securities of the Borrower.

“Majority Lenders” means at any time Lenders holding greater than 50% of the then aggregate unpaid principal amount of the A Advances held by Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the A

Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the A Advances or the total Commitments).

“Moody's” means Moody's Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower is making, or is obligated to make, contributions or has within any of the preceding six plan years been obligated to make or accrue contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Hostile Acquisition” means an acquisition (whether by purchase of capital stock or assets, merger or otherwise) which has been approved by resolutions of the Board of Directors of the Person being acquired or by similar action if the Person is not a corporation and as to which such approval has not been withdrawn.

“Notice of A Borrowing” has the meaning specified in Section 2.02(a).

“Notice of a B Borrowing” has the meaning specified in Section 2.03(a).

“Notice of Borrowing” means the Notice of A Borrowing or the Notice of B Borrowing or both, as the context may require.

“Notice of Conversion/Continuation” has the meaning specified in Section 2.09.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Pension Plan” means a Single Employer Plan or a Multiple Employer Plan or both.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Rating” means as of any date, the public rating that has been most recently announced by any of S&P, Moody's or Fitch, as the case may be, with respect to the

Long-Term Debt, or if any such rating agency shall have issued more than one such public rating, the lowest such public rating issued by such rating agency.

“Register” has the meaning specified in Section 8.07(c).

“S&P” means Standard & Poor's Ratings Group.

“SEC” means the Securities and Exchange Commission and any successor agency.

“Significant Subsidiary” means, at any time, any Subsidiary of the Borrower which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of the Borrower and its Subsidiaries determined in accordance with GAAP.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.

“SPC” has the meaning specified in Section 2.19.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock or other securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Termination Date” means, with respect to any Lender, the earlier of (i) the Commitment Termination Date of such Lender and (ii) the date of termination in whole of the Commitments of all Lenders pursuant to Section 2.05 or 6.01.

“Type” means, with reference to an A Advance, a Base Rate Advance or a Eurodollar Rate Advance.

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

Section 1.02  Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e). All computations determining compliance with financial covenants or terms, including definitions used therein, shall be prepared in accordance with generally accepted accounting principles in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01(e). If at any time the computations for determining compliance with financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements being delivered to the Lenders, such financial statements shall be accompanied by a reconciliation statement.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01  The A Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make A Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date of such Lender in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on Schedule II hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05 (such Lender's “Commitment”), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the B Advances then outstanding and at any time of determination, such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments in effect at such time of determination (such deemed use of the aggregate amount of the Commitments being a “B Reduction”). Each A Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of A Advances of the same Type made on the same day to the Borrower by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, until the Commitment Termination Date, prepay pursuant to Section 2.06(c) and reborrow under this Section 2.01.

Section 2.02  Making the A Advances.

(a)  Each A Borrowing shall be made on notice by the Borrower, given not later than (x) 10:00 A.M. (New York City time) on the date of a proposed A Borrowing consisting of Base Rate Advances and (y) 12:00 noon (New York City time) on the third Business Day prior to the date of a proposed A Borrowing consisting of Eurodollar Rate Advances, which shall give to each Lender prompt notice thereof by telecopier, mail or delivery. Each such notice of an A Borrowing (a “Notice of A Borrowing”) shall be by telecopier, mail or delivery, confirmed immediately in writing, in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of such A Borrowing, (ii) Type of A Advances comprising such A Borrowing, (iii) aggregate amount of such A Borrowing, and (iv) in the case of an A Borrowing comprised of Eurodollar Rate Advances, the initial Interest Period for each such A Advance. The Borrower may, subject to the conditions herein provided, borrow more than one A Borrowing on any Business Day. Each Lender shall, before 1:00 P.M. (New York City time) in the case of a Borrowing consisting of Base Rate Advances and before 11:00 A.M. (New York City time) in the case of a Borrowing consisting of Eurodollar Rate Advances, in each case on the date of such A Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such

Lender's ratable portion of such A Borrow-ing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

(b)  Anything in subsection (a) above to the contrary notwithstanding,

(i)  the Borrower may not select Eurodollar Rate Advances for any A Borrowing or with respect to the Conversion or continuance of any A Borrowing if the aggregate amount of such A Borrowing or such Conversion or continuance is less than $5,000,000;

(ii)  there shall be no more than five Interest Periods relating to Eurodollar Rate Advances outstanding at any time;

(iii)  if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the Commitment of such Lender to make Eurodollar Rate Advances or to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist and such Lender's then outstanding Eurodollar Rate Advances, if any, shall be Base Rate Advances; to the extent that such affected Eurodollar Rate Advances become Base Rate Advances, all payments of principal that would have been otherwise applied to such Eurodollar Rate Advances shall be applied instead to such Lender's Base Rate Advances; provided that if Majority Lenders are subject to the same illegality or assertion of illegality, then the right of the Borrower to select Eurodollar Rate Advances for such A Borrowing or any subsequent A Borrowing or to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and each A Advance comprising such A Borrowing shall be a Base Rate Advance;

(iv)  if the Majority Lenders shall, at least one Business Day before the date of any requested A Borrowing, notify the Agent that the Adjusted Eurodollar Rate for Eurodollar Rate Advances comprising such A Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such A Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such A Borrowing or any subsequent A Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each A Advance comprising such A Borrowing shall be made as a Base Rate Advance.

(c)  Each Notice of A Borrowing shall be irrevocable and binding on the Borrower requesting the proposed A Borrowing. In the case of any A Borrowing which the related Notice of A Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower requesting the proposed A Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the A Advance to be made by such Lender as part of such A Borrowing or by reason of the termination of hedging or other similar arrangements, in each case when such A Advance is not made on such date, including without limitation, as a result of any failure to fulfill on or before the date specified in such Notice of A Borrowing for such A Borrowing the applicable conditions set forth in Article III.

(d)  Unless the Agent shall have received notice from a Lender prior to any A Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such A Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such A Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to A Advances comprising such A Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's A Advance as part of such A Borrowing for purposes of this Agreement.

(e)  The failure of any Lender to make the A Advance to be made by it as part of any A Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its A Advance on the date of such A Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the A Advance to be made by such other Lender on the date of any A Borrowing.

Section 2.03  The B Advances. (a) Each Lender severally agrees that the Borrower may make B Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the latest Commitment Termination Date of any Lender then in effect in the manner set forth below; provided that, (i) following the making of each B Borrowing, (1) the aggregate amount of the Advances then outstanding to the Borrower shall not exceed the aggregate amount of the Commitments of the Lenders then in effect (computed without regard to any B Reduction), and (2) the aggregate amount of the B Advances scheduled to be outstanding to the Borrower at any time through the maturity of such B Advances shall not exceed the aggregate amount of the Commitments of the Lenders scheduled to be in effect at such time (computed without regard to any B Reduction), and (ii) no Lender may make a B Advance if the maturity date of such B Advance occurs after the Commitment Termination Date of such Lender.

(i)  The Borrower may request a B Borrowing under this Section 2.03 by delivering to the Agent, by telecopier or delivery, confirmed immediately in writing, a notice of a B Borrowing (a “Notice of B Borrowing”), in substantially the form of Exhibit A-2 hereto, specifying the date and aggregate amount of the proposed B Borrowing, the maturity date for repayment of each B Advance to be made as part of such B Borrowing (which maturity date (x) in the case of a fixed rate B Borrowing may not be earlier than the date occurring 14 days after the date of such B Borrowing or later than the date occurring 180 days after the date of such B Borrowing, and (y) in the case of any other B

Borrowing may not be earlier than the date occurring 30 days after the date of such B Borrowing or later than the date occurring 180 days after the date of such B Borrowing), the interest payment date or dates relating thereto, and any other terms to be applicable to such B Borrowing, not later than 11:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed B Borrowing, if the Borrower shall specify in the Notice of B Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum and (B) at least four Business Days prior to the date of the proposed B Borrowing, if the Borrower shall instead specify in the Notice of B Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them. The Borrower may not select a maturity date for any B Borrowing which ends after the latest Commitment Termination Date of any Lender then in effect. The Agent shall in turn promptly notify each Lender of each request for a B Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of B Borrowing.

(ii)  Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more B Advances to the Borrower as part of such proposed B Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), before 11:00 A.M. (New York City time) (A) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) three Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (B) of paragraph (i) above, of the minimum amount and maximum amount of each B Advance which such Lender would be willing to make as part of such proposed B Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such B Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any B Advance as part of such B Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any B Advance as part of such proposed B Borrowing.

(iii)  The Borrower shall, in turn, (A) before 12:00 noon (New York City time) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) before 1:00 P.M. (New York City time) three Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (B) of paragraph (i) above, either

(x) cancel such B Borrowing by giving the Agent notice to that effect, or

(y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above (which acceptance shall be irrevocable) in its sole discretion, by giving notice to the Agent of the amount of each B Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such B Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such B Borrowing (provided that the aggregate amount of such B Borrowing shall not exceed the amount specified on the Notice of B Borrowing delivered by the Borrower pursuant to paragraph (i) above), and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect; provided that acceptance of offers may only be made on the basis of ascending rates for B Borrowings of the same type and duration for up to the maximum amounts offered by Lenders; and provided further that if offers are made by two or more Lenders for the same type of B Borrowing for the same duration and with the same rate of interest, in an aggregate amount which is greater than the amount requested, such offers shall be accepted on a pro rata basis based on the maximum amounts offered by such Lenders at such rate of interest.

(iv)  If the Borrower notifies the Agent that such B Borrowing is cancelled pursuant to paragraph (iii)(x) above or if the Borrower rejects any offers made by Lenders pursuant to paragraph (iii)(y) above, the Agent shall give prompt notice thereof to the Lenders or affected Lenders, as the case may be, and in the case of a cancellation, such B Borrowing shall not be made.

(v)  If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such B Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a B Advance as part of such B Borrowing, of the amount of each B Advance to be made by such Lender as part of such B Borrowing, and (C) each Lender that is to make a B Advance as part of such B Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a B Advance as part of such B Borrowing shall, before 1:00 P.M. (New York City time) on the date of such B Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02 such Lender's portion of such B Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's aforesaid address. Promptly after each B Borrowing, the Agent will notify each Lender of the amount of the B Borrowing, the consequent B Reduction and the dates upon which such B Reduction commenced and will terminate.

(vi)  The Borrower agrees to pay to the Agent for the Agent's account an auction fee in an amount agreed to in a separate letter agreement between the Borrower and the Agent for each Notice of B Borrowing delivered by the Borrower to the Agent pursuant to this Section 2.03(a), whether or not a B Borrowing is made pursuant thereto.

(b)  Each B Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each B Borrowing, the Borrower and each Lender shall be in compliance with the limitations set forth in the proviso to the first sentence of subsection (a) above.

(c)  Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, and more than one B Borrowing may be made on a Business Day; provided that, except for B Borrowings made on the same Business Day, a B Borrowing shall not be made within three Business Days of the date of any other B Borrowing.

(d)  The Borrower shall repay to the Agent for the account of each Lender which has made a B Advance to the Borrower, on the maturity date of each B Advance made to the Borrower (such maturity date being that specified by the Borrower for repayment of such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above), the then unpaid principal amount of such B Advance. The Borrower shall not have any right to prepay any principal amount of any B Advance unless, and then only on the terms, specified by the Borrower for such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above.

(e)  The Borrower shall pay interest on the unpaid principal amount of each B Advance made to the Borrower from the date of such B Advance to the date the principal amount of such B Advance is repaid in full, at the rate of interest for such B Advance specified by the Lender making such B Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above; provided that any principal amount of any B Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to (A) until the stated maturity date of such B Advance, the greater of (x) 2% per annum above the Base Rate in effect from time to time and (y) 2% above the stated rate per annum of such B Advance, and (B) after the stated maturity of such B Advance, 2% per annum above the Base Rate in effect from time to time.

Section 2.04  Fees.

(a)  Facility Fees. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the amount of such Lender's Commitment (or if no Commitment is in effect, Advances), whether used or unused and without giving effect to any B Reduction, from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date of such Lender, payable in arrears on the last day of each March, June, September and December during the term of such Lender's Commitment, commencing September 30, 2006, and on the Termination Date of such Lender, in an amount equal to the product of (i) the average daily amount of such Lender's Commitment (whether used or unused and without giving effect to any B Reduction) in effect during the period for which such payment that is to be made times (ii) the weighted average rate per annum that is derived from the following rates: (a) a rate of 0.050% per annum with respect to each day during such period that the higher of the Ratings was Level 1, (b) a rate of 0.080% per annum with respect to each day during such period that the higher of such Ratings was Level 2, (c) a rate of 0.090% per annum with respect to each day during such period that the higher of such Ratings was Level 3, (d) a rate of 0.100% per annum with respect to each day during such period that the higher of such Ratings was Level 4, (e) a rate of 0.125% per annum with respect to each day during such period that the higher of such Ratings was Level 5, or (f) a rate of 0.150% per annum with respect to each day during such period that the higher of such Ratings was Level 6. If any change in the Rating established by S&P, Moody's or Fitch shall result in a change in the Level, the change in the facility fee shall be effective as of the date on which such rating change is publicly announced by S&P, Moody's or Fitch, as the case may be. If Ratings are available from only one of S&P, Moody’s or Fitch, then the applicable Level shall be set by reference to this one Rating. If Ratings are available from only two of S&P, Moody’s or Fitch and such Ratings fall within two different Levels, then the higher of such Ratings shall apply, unless there is a split in such Ratings of more than one Level, in which case the Level that is one Level higher than the Level of the lower Rating shall apply. If Ratings are available from each of S&P, Moody's and Fitch and such Ratings fall within two different Levels, the applicable Level shall be set by reference to the Ratings established by two of the three rating agencies. If Ratings are available from each of S&P, Moody's and Fitch and such Ratings fall within three different Levels, the applicable Level shall be set by reference to the middle Rating. If Ratings are unavailable from S&P, Moody’s and Fitch for any reason for any day, then the applicable Level for purposes of calculating the facility fee for such day shall be deemed to be Level 6. If any of S&P, Moody’s or Fitch change the basis on which their ratings are established and/or described, each reference in this Agreement to a Rating announced by S&P, Moody’s or Fitch, as the case may be, shall be deemed to refer to the then equivalent rating established by S&P, Moody’s or Fitch.

(b)  Agents’ Fees. The Borrower agrees to pay to the Agent the fees payable pursuant to the fee letter dated as of July 26, 2006 between the Borrower and CUSA, in the amounts and at the times specified in such letter.

Section 2.05  Optional Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Agent by the Borrower, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding, and provided, further, that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

Section 2.06  Repayment and Prepayment of A Advances.

(a)  Mandatory Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of each A Advance made by each Lender to the Borrower on the Termination Date of such Lender.

(b)  Mandatory Prepayment Due to Reductions of Commitments. The Borrower shall from time to time prepay the A Advances made to the Borrower to the extent necessary so that the sum of the aggregate principal amount of the Advances then outstanding does not exceed the aggregate amount of the Commitments of the Lenders then in effect (computed without regard to any B Reduction).

(c)  Voluntary Prepayments of A Borrowings. The Borrower shall not have any right to prepay any principal amount of any A Advances other than as provided in this subsection (c). The Borrower may, upon at least one Business Day's notice to the Agent in the case of Base Rate Advances and at least three Business Days' notice to the Agent in the case of Eurodollar Rate Advances stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances made to the Borrower comprising part of the same A Borrowing in whole or ratably in part; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof and (y) in the case of any such prepayment of any Eurodollar Rate Advance, the Borrower shall pay all accrued interest to the date of such prepayment on the portion of such Eurodollar Rate Advance being prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b).

Section 2.07  Interest on A Advances. The Borrower shall pay interest accrued on the principal amount of each A Advance that was made to the Borrower outstanding from time to time from the date of such A Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)  Base Rate Advances. If such A Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears on the last day of each March, June, September and December during the term of this Agreement, commencing September 30, 2006, and on the Termination Date of the applicable Lender; provided that any amount of principal, interest, fees and other amounts payable under this Agreement (including, without limitation, the principal amount of Base Rate Advances, but excluding the principal amount of Eurodollar Rate Advances and B Advances) which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time.

(b)  Eurodollar Rate Advances. If such A Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such A Advance to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that any principal amount of any Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to (A) during the Interest Period applicable to such Eurodollar Rate Advance, the greater of (x) 2% per annum above the Base Rate in effect from time to time and (y) 2% per annum above the rate per annum required to be paid on such amount immediately prior to the date on which such amount became due and

(B) after the expiration of such Interest Period, 2% per annum above the Base Rate in effect from time to time.

Section 2.08  Interest Rate Determination. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a) or 2.07(b).

Section 2.09  Voluntary Conversion or Continuation of A Advances.

(a)  The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuance (a “Notice of Conversion/Continuation”) and subject to the provisions of Section 2.02(b), (1) Convert all Advances of one Type comprising the same A Borrowing made to the Borrower into A Advances of another Type and (2) upon the expiration of any Interest Period applicable to A Advances which are Eurodollar Rate Advances made to the Borrower, continue all (or, subject to Section 2.02(b), any portion of) such A Advances as Eurodollar Rate Advances and the succeeding Interest Period(s) of such continued A Advances shall commence on the last day of the Interest Period of the A Advances to be continued; provided, however, that any Conversion of any Eurodollar Rate Advances into A Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (i) the date of such continuation or Conversion, (ii) the A Advances (or, subject to Section 2.02(b), any portion thereof) to be continued or Converted, (iii) if such continuation is of, or such Conversion is into, Eurodollar Rate Advances, the duration of the Interest Period for each such A Advance and (iv) that no Potential Event of Default or Event of Default has occurred and is continuing.

(b)  If upon the expiration of the then existing Interest Period applicable to any A Advance which is a Eurodollar Rate Advance made to the Borrower, the Borrower shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.09, then such Advance shall upon such expiration automatically be Converted to a Base Rate Advance.

(c)  After the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, the Borrower may not elect to have an A Advance be made or continued as, or Converted into, a Eurodollar Rate Advance after the expiration of any Interest Rate then in effect for that A Advance.

Section 2.10  Increased Costs.

(a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements in the case of Eurodollar Rate Advances included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances made to the Borrower, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A reasonably detailed certificate as to the amount and manner of calculation of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)  If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A reasonably detailed certificate as to such amounts and the manner of calculation thereof submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)  If a Lender shall change its Applicable Lending Office, such Lender shall not be entitled to receive any greater payment under Sections 2.10 and 2.12 than the amount such Lender would have been entitled to receive if it had not changed its Applicable Lending Office, unless such change was made at the request of the Borrower or at a time when the circumstances giving rise to such greater payment did not exist.

Section 2.11  Payments and Computations.

(a)  The Borrower shall make each payment hereunder not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at its address referred to in Section 8.02 in same day funds, without setoff, deduction or counterclaim. Subject to the immediately succeeding sentence, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.10 or 2.12 or, to the extent the Termination Date is not the same for all Lenders, pursuant to Section 2.06(a)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of principal or interest paid after an Event of Default and an acceleration or a deemed acceleration of amounts due hereunder, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably in accordance with each Lender's outstanding A Advances and B Advances (other than amounts payable pursuant to Section 2.10 or 2.12) to the Lenders for the account of their respective Applicable Lending Offices. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)  All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.12  Taxes.

(a)  Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof or in which its principal office is located, (ii) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof, (iii) taxes imposed upon or measured by the overall net income of such Lender by the United States of America or any political subdivision or taxing authority thereof or therein, and (iv) United States income taxes (including withholding taxes with respect to payments hereunder) payable with respect to payments hereunder under laws (including without limitation any statute, treaty, ruling, determination or regulation) in effect on the date hereof in the case of each Bank and on the effective date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c)  The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) and the Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12), in each case paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)  Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

(e)  (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8BEN or W-8BCI, as appropriate, or any successor form prescribed by the Internal Revenue Service, to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under this Agreement. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.12(a).

(ii) In addition, each Lender organized under the laws of a jurisdiction outside the United States, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under this Agreement (for example, in the case of a typical participation by such Lender), on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8BIMY, or any successor form prescribed by the Internal Revenue Service, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(f)  For any period (i) during which any Tax is required to be deducted or withheld on the basis of the information, certificates or statements of exemption a Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.12(e)(ii), or (ii) with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.12(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection 2.12(e)(i) above), such Lender shall not be entitled to indemnification under Section 2.12(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall, at the expense of such Lender, take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder.

Section 2.13  Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the A Advances made by it (other than pursuant to Section 2.10 or 2.12 or, to the extent the Termination Date is not the same for all Lenders, pursuant to Section 2.06(a)) in excess of its ratable share of payments on account of the A Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the A Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.14  Evidence of Debt.

(a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the A Advances or the B Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender promissory notes or other evidence of such indebtedness, in form and substance reasonably satisfactory to the Borrower and such Lender, payable to the order of such Lender in a principal amount equal, in the case of the A Advances, to the aggregate principal amount of the Commitment of such Lender and, in the case of the B Advances, to the outstanding principal amount of B Advances of such Lender; provided, however, that the execution and delivery of such promissory note or other evidence of indebtedness shall not be a condition precedent to the making of any Advance under this Agreement.

(b)  The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount and tenor, as applicable, of each Borrowing, the Borrower that received the proceeds of such Borrowing, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

(c)  The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15  Use of Proceeds.

(a)  Advances shall be used by the Borrower for Commercial Paper backup, for Non-Hostile Acquisitions and for general corporate purposes.

(b)  No portion of the proceeds of any Advances under this Agreement shall be used by the Borrower or any of its Subsidiaries in any manner which might cause the Advances or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Exchange Act of 1934, in each case as in effect on the date or dates of such Advances and such use of proceeds.

Section 2.16  Extension of the Commitment Termination Date. The Borrower may, not later than 30 days prior to each applicable anniversary of the Effective Date (the “Current Anniversary Date”), and not more than once in any calendar year, commencing not later than 60 days prior to the first anniversary of the Effective Date, from time to time request that the Commitment Termination Date for all Eligible Lenders (as defined below) be extended for a period of one year by delivering to the Agent a copy of an extension request signed by the Borrower (an “Extension Request”) in substantially the form of Exhibit D hereto; provided that at the time of such request and as of the date of any such extension of the Commitment Termination Date, (i) the representations and warranties of the Borrower contained in Article IV are correct on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date, and (ii) no Event of Default or Potential Event of Default exists and is continuing. The Agent shall promptly notify each Lender of its receipt of such Extension Request. On or prior to the fifteenth day (the “Determination Date”) prior to the Current Anniversary Date, each Eligible Lender shall notify the Agent and the Borrower of its willingness or unwillingness to extend its Commitment Termination Date hereunder. Any Eligible Lender that shall fail to so notify the Agent and the Borrower on or prior to the Determination Date shall be deemed to have declined to so extend. In the event that, on or prior to the Determination Date, Eligible Lenders representing more than 50% of the aggregate amount of the Commitments of all Eligible Lenders then in effect shall consent to such extension, the Agent shall so advise the Lenders and the Borrower and, subject to execution of documentation evidencing such extension and consents, the Commitment Termination Date of each Eligible Lender (each a “Consenting Lender”) that has consented on or prior to the Determination Date to so extend shall be extended to the date indicated in the Extension Request. Thereafter, (i) for each Consenting Lender, the term “Commitment Termination Date” as used herein and in any promissory note executed and delivered by the Borrower pursuant to Section 2.14 hereof, shall at all times refer to such date, unless it is later extended pursuant to this Section 2.16, and (ii) for each Lender that is not an Eligible Lender and for each Eligible Lender that either has declined on or prior to the Determination Date to so extend or is deemed to have so declined, the term “Commitment Termination Date” shall at all times refer to the date which was the Commitment Termination Date of such Lender immediately prior to the delivery to the Agent of such Extension Request. In the event that, as of the Determination Date, the Consenting Lenders represent 50% or less of the aggregate amount of the Commitments of all Eligible Lenders then in effect, the Agent shall so advise the Lenders and the Borrower, and none of the Lenders' Commitment Termination Dates shall be extended to the date indicated in the Extension Request and each Lender's Commitment Termination Date shall continue to be the date which was the Commitment Termination Date of such Lender immediately prior to the delivery to the Agent of such Extension Request. For purposes of this Section 2.16, the term “Eligible Lenders” means, with respect to any Extension Request, (i) all Lenders if no Lender's Commitment Termination Date had been extended pursuant to this Section 2.16 prior to the delivery to the Agent of such Extension Request, and (ii) in all other cases, those Lenders which had extended their Commitment Termination Date in the most recent extension of any Commitment Termination Date effected pursuant to this Section 2.16.

Section 2.17  Substitution of Lenders. If any Lender requests compensation from the Borrower under Section 2.10(a) or (b) or if any Lender declines to extend its Commitment Termination Date pursuant to Section 2.16, the Borrower shall have the right, with the assistance of the Agent, to seek one or more substitute banks or financial institutions (which may be one or more of the Lenders) reasonably satisfactory to the Agent and the Borrower to purchase the Advances and assume the Commitments of such Lender, and the

Borrower, the Agent, such Lender, and such substitute banks or financial institutions shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 8.07(a) hereof to effect the assignment of rights to and the assumption of obligations by such substitute banks or financial institutions; provided that such requesting Lender shall be entitled to (i) compensation under Section 2.10 for any costs incurred by it prior to its replacement, (ii) payment of all A Advances of such Lender then outstanding and all interest and fees accrued to the date of such payment, and (iii) if any Eurodollar Rate Advances of such Lender are then outstanding, any reimbursement which would be payable under Section 8.04(b) in connection with a prepayment of such Eurodollar Rate Advances on such date.

Section 2.18  Increased Commitments; Additional Lenders.

(a)  No more than once per year from the Effective Date, the Borrower may, upon at least thirty (30) days notice to the Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Commitments in increments of $25,000,000, the total amount of all such increases not to exceed $250,000,000 (the amount of any such increase, the “Increased Commitments”); provided that at the time of and after giving effect to any increase in the Commitments (and the delivery of the applicable commitment increase notice shall constitute a representation and warranty by the Borrower that on the effective date of such increase such statements are true) (i) the Borrower’s Long-Term Debt ratings from two of (1) Moody’s, (2) S&P, and (3) Fitch are better than or equal to Baa2, BBB or BBB respectively; (ii) the representations and warranties of the Borrower contained in Article IV are correct on and as of the date of such increase, before and after giving effect to such increase, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date; (iii) no Event of Default or Potential Event of Default exists and is continuing; (iv) on the date of such increase, (x) there shall be no A Advances outstanding or all Interest Periods shall have ended and (y) and all accrued and unpaid interest on the A Advances and all accrued and unpaid Facility Fees shall have been paid in full and (v) after any such increase, no Lender’s Commitment shall exceed 50% of the aggregate amount of the Commitments. Each Lender party to this Agreement at such time shall have the right (but no obligation), for a period of fifteen (15) days following receipt of such notice, to elect by notice to the Borrower and the Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing.

(b)  If any Lender party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may designate another lender or other lenders (which may be, but need not be, one or more of the existing Lenders) which at the time agree to (i) in the case of any such lender that is an existing Lender, increase its Commitment and (ii) in the case of any other such lender (an “Additional Lender”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(c)  An increase in the aggregate amount of the Commitments pursuant to this Section 2.18 shall become effective upon the receipt by the Agent of an agreement in form and substance satisfactory to the Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and Additional Lenders on a revised Schedule II to this Agreement and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Agent may reasonably request.

Section 2.19  Special Purpose Funding Vehicles.

Notwithstanding anything to the contrary contained herein, any Lender, (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by an SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof. The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC.

ARTICLE III
CONDITIONS OF LENDING

Section 3.01  Condition Precedent to Effective Date. The effectiveness of this Agreement and the obligation of each Lender to make its initial Advance hereunder on and after the Effective Date are subject to the condition precedent that the Agent receive on or before the Effective Date the following, each dated the Effective Date, and each in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

(a)  This Agreement, executed by the Borrower;

(b)  Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

(c)  A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder;

(d)  A certificate of the Secretary or Assistant Secretary of the Borrower, dated the Effective Date, certifying the correctness and completeness of the copies of Borrower’s Certificate of Incorporation and Bylaws previously delivered to the Agent, together with good standing certificates from the state of its incorporation and its principal place of business, each to be dated a recent date prior to the Effective Date;

(e)  A favorable opinion of Hayward D. Fisk, Esq., General Counsel of the Corporation, substantially in the form of Exhibit C hereto;

(f)  A certificate of an authorized officer of the Borrower, stating that the representations and warranties of the Borrower contained in Article IV are correct on and as of the Effective Date; and

(g)  Evidence satisfactory to the Agent of (i) the absence of any indebtedness of the Borrower under the Existing Credit Agreement (including borrowings and accrued interest), (ii) the payment of fees, costs and expenses, if any, payable by the Borrower under the Existing Credit Agreement, and (iii) the termination of the Existing Credit Agreement and all commitments thereunder.

Section 3.02  Conditions Precedent to Each A Borrowing. The obligation of each Lender to make an A Advance on the occasion of each A Borrowing (including the initial A Borrowing) shall be subject to the further conditions precedent that (i) Agent shall have received a Notice of A Borrowing with respect thereto in accordance with Section 2.02 and (ii) on the date of such A Borrowing the following statements shall be true (and each of the giving of the applicable Notice of A Borrowing and the acceptance by the Borrower of the proceeds of such A Borrowing shall constitute a representation and warranty by the Borrower that on the date of such A Borrowing such statements are true):

(a)  The representations and warranties of the Borrower contained in Article IV (other than the representation set forth in the second sentence of Section 4.01(e), to the extent the proceeds of such A Borrowing are used to repay Commercial Paper) are correct on and as of the date of such A Borrowing, before and after giving effect to such A Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date; and

(b)  No event has occurred and is continuing, or would result from such A Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default.

Section 3.03  Conditions Precedent to Each B Borrowing. The obligation of each Lender which is to make a B Advance on the occasion of a B Borrowing (including the initial B Borrowing) to make such B Advance as part of such B Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of B Borrowing with respect thereto in accordance with Section 2.03 and (ii) on the date of such B Borrowing the following statements shall be true (and each of the giving of the applicable Notice of B Borrowing and the acceptance by the Borrower of the proceeds of such B Borrowing shall constitute a representation and warranty by the Borrower that on the date of such B Borrowing such statements are true):

(a)  The representations and warranties of the Borrower contained in Article IV are correct on and as of the date of such B Borrowing, before and after giving effect to such B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date, and

(b)  No event has occurred and is continuing, or would result from such B Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)  Due Organization, etc. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Borrower is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions which require such qualification except to the extent that failure to so qualify would not have a material adverse effect on the Borrower. Each Subsidiary of the Borrower is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation. Each such Subsidiary is duly qualified to do business in all other jurisdictions which require such qualification except to the extent that failure to so qualify would not have a material adverse effect on such Subsidiary.

(b)  Due Authorization, etc. The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s certificate of incorporation or bylaws or (ii) law or any material contractual restriction binding on or affecting the Borrower.

(c)  Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement.

(d)  Validity. This Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors' rights generally and to the application of general principles of equity.

(e)  Condition of the Borrower. The balance sheet of the Borrower and its Subsidiaries as at March 31, 2006, and the related statements of income and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP consistently applied. There has been no material adverse change in the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries, taken as a whole, since March 31, 2006.

(f)  Litigation. Except as otherwise described in Part II, Item 1 of the Borrower’s quarterly report on Form 10-Q for the quarter ended June 30, 2006, there is no pending or threatened investigation, action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that would reasonably be expected to materially adversely affect the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, or which purports to affect the legality, validity or enforceability of this Agreement.

(g)  Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any manner that violates or would cause a violation of Regulation T, Regulation U or Regulation X.

(h)  Payment of Taxes. The Borrower and each of its Subsidiaries have filed or caused to be filed all material tax returns (federal, state, local and foreign) required to be filed and paid all material amounts of taxes shown thereon to be due, including interest and penalties, except for such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Borrower or any such Subsidiary, as the case may be.

(i)  Governmental Regulation. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940, each as amended, or to any Federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed. No Subsidiary of the Borrower is subject to any regulation that would limit the ability of the Borrower to enter into or perform its obligations under this Agreement.

(j)  ERISA.

(i)  No ERISA Event which might result in liability (other than for premiums payable under Title IV of ERISA) has occurred or is reasonably expected to occur with respect to any Pension Plan.

(ii)  Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service, is complete and, to the best knowledge of the Borrower, accurate, and since the date of such Schedule B there has been no material adverse change in the funding status of any such Pension Plan.

(iii)  Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan.

(iv)  Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of the Borrower, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

(k)  Disclosure. No representation or warranty of the Borrower contained in this Agreement (including any Schedule furnished in connection herewith) contains any untrue statement of a material fact. No other document, certificate or written statement furnished to the Agent or any Lender by or on behalf of the Borrower for use in connection with the transactions contemplated in this Agreement, taken as a whole with other documents, certificates or written statements furnished contemporaneously therewith, contains any untrue statement of fact or omits to state a material fact (known to the Borrower in the case of any documents not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made.

(l)  Insurance. The Borrower and its Subsidiaries (i) have in full force insurance coverage of their respective properties, assets and business (including casualty, general liability, products liability and business interruption insurance) that is (A) no less protective in any material respect than the insurance the Borrower and its Subsidiaries have carried in accordance with their past practices or (B) prudent given the nature of the business of the Borrower and its Subsidiaries and the prevailing practice among companies similarly situated or (ii) maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business which plan or plans provide for, among other things, adequate reserves for the risks being self-insured.

(m)  Environmental Matters. (i) The Borrower and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws the non-compliance with which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, and (ii) there has been no “release or threatened release of a hazardous substance” (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Borrower’s or its Subsidiaries' property other than as permitted under applicable Environmental Law and other than those which would not have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole. Other than disposals for which the Borrower has been indemnified in full, all “hazardous waste” (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (1976) and the regulations thereunder, 40 CFR Part 261 (“RCRA”)) generated at the Borrower’s or any Subsidiaries' properties have in the past been and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law.

ARTICLE V
COVENANTS

Section 5.01  Affirmative Covenants of the Borrower. The Borrower covenants and agrees that the Borrower will, unless and until all of the Advances shall have been indefeasibly paid in full and the Commitments of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:

(a)  Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) complying with all Environmental Laws and (ii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith, except where failure to so comply would not have a material adverse effect on the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries, taken as a whole.

(b)  Reporting Requirements. Furnish to the Lenders:

(i)  as soon as available and in any event within 60 days of the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the quarterly report for such quarter for the Borrower and its Subsidiaries, containing financial statements (including a consolidated balance sheet, consolidated statements of income and stockholders' equity and cash flows of the Borrower and its Subsidiaries) for such quarter;

(ii)  as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing financial statements (including a consolidated balance sheet, consolidated statements of income and stockholders' equity and cash flows of the Borrower and its Subsidiaries) for such year, accompanied by an opinion of Deloitte & Touche or other nationally recognized independent public accountants. The opinion shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly the financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii)  together with each delivery of the report of the Borrower and its Subsidiaries pursuant to subsection (i) or subsection (ii) above, a compliance certificate for the quarter or year, as applicable, executed by an authorized financial officer of the Borrower (A) stating, in the case of the financial statements delivered under Section 5.01(b)(i) for such quarter, that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of operations of the Borrower and its Subsidiaries and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein), subject to changes resulting from audit and normal year-end adjustment, (B) stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the compliance certificate, of any condition or event that constitutes an Event of Default or a Potential Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto and (C) demonstrating in reasonable detail compliance during (as required thereunder) and at the end of such accounting periods with the restrictions contained in Section 5.02(c).

(iv)  as soon as possible and in any event within five days after the occurrence of each Event of Default and each Potential Event of Default, continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth details of such Event of Default or Potential Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(v)  promptly after any significant change in accounting policies or reporting practices, notice and a description in reasonable detail of such change;

(vi)  promptly and in any event within 30 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event referred to in clause (i) of the definition of ERISA Event with respect to any Pension Plan has occurred which might result in liability to the PBGC a statement of the chief accounting officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

(vii)  promptly and in any event within 10 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event (other than an ERISA Event referred to in (vi) above) with respect to any Pension Plan has occurred which might result in liability to the PBGC, a statement of the chief accounting officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

(viii)  promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the PBGC, copies of each notice from the PBGC of its intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan;

(ix)  promptly and in any event within seven Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (w) the imposition of Withdrawal Liability by a Multiemployer Plan, (x) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (y) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (z) the amount of liability incurred, or expected to be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (w), (x) or (y) above;

(x)  promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange;

(xi)  promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01.

(xii)  promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or government department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries, of the type described in Section 4.01(f).

(xiii)  promptly after the occurrence thereof, notice of (A) any event which makes any of the representations contained in Section 4.01(m) inaccurate in any material respect or (B) the receipt by the Borrower of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which could reasonably be expected to have a material adverse effect on the financial condition of the Borrower and its Subsidiaries, taken as a whole;

(xiv)  promptly after any change in any Rating, a notice of such change, which notice shall specify the new Rating, the date on which such change was publicly announced by S&P, Moody’s or Fitch, as the case may be, and such other information with respect to such change as any Lender through Agent may reasonably request; and

(xv)  such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

In lieu of furnishing to the Agent paper copies of the documents required to be delivered pursuant to Sections 5.01(b)(i), (ii), (v), and (x), to the extent such documents are filed with the SEC, the Borrower shall notify the Agent and Lenders when such documents are so filed and may make such documents available to the Agent and Lenders at its Internet website located at http://www.csc.com and through the SEC’s EDGAR system. Notwithstanding the foregoing, the Borrower shall deliver paper copies of such documents to any Lender that requests the Borrower to deliver such paper copies.

(c)  Corporate Existence, Etc. The Borrower will, and will cause each of its material Subsidiaries to, at all times maintain its fundamental business and preserve and keep in full force and effect its corporate existence (except as permitted under Section 5.02(b)) and all rights, franchises and licenses necessary or desirable in the normal conduct of its business.

(d)  Maintenance of Insurance. The Borrower will and will cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (i) as are usually insured by companies engaged in similar businesses and (ii) with responsible and reputable insurance companies or associations. Notwithstanding the foregoing, the Borrower and its Subsidiaries may maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured. On request the Borrower will advise the Agent and the Lenders concerning any such plan or plans for self-insurance.

Section 5.02  Negative Covenants of the Borrower. The Borrower covenants and agrees that, unless and until all of the Advances shall have been indefeasibly paid in full and the Commitments of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:

(a)  Liens, Etc. The Borrower will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, unless the Borrower’s obligations hereunder shall be secured equally and ratably with, or prior to, any such Debt; provided however that the foregoing restriction shall not apply to the following Liens which are permitted:

(i)  set-off rights, arising by operation of law or under any contract entered into in the ordinary course of business, and bankers' Liens, Liens of carriers, warehousemen, mechanics, workmen, employees, materialmen and other Liens imposed by law;

(ii)  Liens in favor of the United States of America to secure amounts paid to the Borrower or any of its Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and (y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;

(iii)  attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings, and provided that any such judgment does not constitute an Event of Default;

(iv)  Liens on accounts receivable resulting from the sale of such accounts receivable;

(v)  Liens on assets of any Subsidiary of the Borrower existing at the time such Person becomes a Subsidiary (other than any such Lien created in contemplation of becoming a Subsidiary);

(vi)  purchase money Liens upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property (provided that the amount of Debt secured by such Lien does not exceed 100% of the purchase price of such property and transaction costs relating to such acquisition) and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); and the interest of the lessor thereof in any property that is subject to a Capital Lease;

(vii)  Liens, other than Liens described in clauses (i) through (vi) and in clause (ix), to secure Debt not in excess of an aggregate of $100,000,000 principal amount at any time outstanding;

(viii)  Liens resulting from any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clauses (iv), (v) and (vi) so long as (x) the aggregate principal amount of any such Debt shall not increase as a result of any such extension, renewal or replacement and (y) Liens resulting from any such extension, renewal or replacement shall cover only such property which secured the Debt that is being extended, renewed or replaced; and

(ix)  Liens on any real property owned by the Borrower or any of its Subsidiaries on the Effective Date to secure Debt financing the acquisition of or construction of improvements on such real property, provided that the amount of such Debt does not exceed 100% of the fair market value of the real property encumbered by such Lien at the time such Debt is incurred.

(b)  Restrictions on Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any Person (other than the Borrower or any Subsidiary of the Borrower, so long as the Borrower, directly or indirectly, owns 80% or more of the voting stock thereof), or enter into any partnership, joint venture, syndicate, pool or other combination, unless (a) no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and (b) in the case of any consolidation or merger involving the Borrower either (i) the Borrower is the surviving entity or (ii) the Person surviving or resulting from such consolidation or merger shall have assumed the obligations of the Borrower hereunder in an agreement or instrument reasonably satisfactory in form and substance to the Agent.

(c)  Financial Covenants.

(i)  Minimum Interest Coverage Ratio. The Borrower will not permit at the end of any quarterly financial reporting period the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on or immediately prior to such period, to be less than 3.00 to 1.00.

(ii)  Consolidated Total Debt to Consolidated EBITDA Ratio. The Borrower will not permit at the end of any quarterly financial reporting period the ratio of Consolidated Total Debt to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or immediately prior to such period, to exceed 3.00 to 1.00.

(d)  Plan Terminations. The Borrower will not, and will not permit any ERISA Affiliate to, terminate any Pension Plan so as to result in liability of the Borrower or any ERISA

Affiliate to the PBGC in excess of $15,000,000, or permit to exist any occurrence of an event or condition which reasonably presents a material risk of a termination by the PBGC of any Pension Plan with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of $15,000,000.

(e)  Employee Benefit Costs and Liabilities. The Borrower will not, and will not permit any ERISA Affiliate to, create or suffer to exist, (i) any Insufficiency with respect to a Pension Plan or any Withdrawal Liability with respect to a Multiemployer Plan if, immediately after giving effect thereto, such Insufficiencies and Withdrawal Liabilities of all Pension Plans and Multiemployer Plans, respectively, of the Borrower and its ERISA Affiliates exceeds $50,000,000 or (ii) except as provided in Section 4980B of the Code and except as provided under the terms of any employee welfare benefit plans provided pursuant to the terms of collective bargaining agreements, any employee benefit plan to provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliate unless the Borrower and/or any of its ERISA Affiliates are permitted to terminate such benefits pursuant to the terms of such employee benefit plan.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01  Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable or the Borrower shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder within five days of the date due; or

(b)  Any representation or warranty made by the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)  The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(c) or 5.02, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the Borrower obtains knowledge of such breach; or

(d)  The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt and any guaranties of third-party indebtedness which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or other-wise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or guaranty; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by a required prepayment of insurance proceeds or by a required prepayment as a result of formulas based on asset sales or excess cash flow), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)  The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate or partnership action to authorize any of the actions set forth above in this subsection (e); or

(f)  Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries and is not promptly paid by the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)

(i)  Any ERISA Event with respect to a Pension Plan shall have occurred and, 30 days after notice thereof shall have been given to the Borrower by the Agent, (x) such ERISA Event shall still exist and (y) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Pension Plan and the Insufficiency of any and all other Pension Plans with respect to which an ERISA Event shall have occurred and then exist (or in the case of a Pension Plan with respect to which an ERISA Event described in clause (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $15,000,000; or

(ii)  The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $15,000,000; or

(iii)  The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV or ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $15,000,000; or

(h)  Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or

(i)  The Borrower or any of its Subsidiaries shall be suspended or debarred by any governmental entity from entering into any government contract or government subcontract from otherwise engaging in any business relating to government contracts or from participation in government non-procurement programs, and such suspension or debarment could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries, taken as a whole;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are here expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Significant Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE AGENT

Section 7.01  Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances and other amounts owing hereunder), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. The Lenders identified on the cover page of this Agreement as co-syndication agents shall not have any powers, duties, responsibilities or liabilities under this Agreement other than those applicable to all Lenders as such, and none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

Section 7.02  Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Advance as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Advance, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, or delivery) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03  CUSA and Affiliates. With respect to its Commitment, the Advances made by it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of their respective subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if CUSA were not the Agent and without any duty to account therefor to the Lenders.

Section 7.04  Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05  Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the A Advances then held by each of them (or if no A Advances are at the time outstanding or if any A Advances are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, syndication, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

Section 7.06  Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America or of any State thereof or any Bank and, in each case having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.01  Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders (except pursuant to Section 2.18) or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the A Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the A Advances or any fees or other amounts payable hereunder (except pursuant to Section 2.16), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the A Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, or (f) amend Section 2.16, Section 2.18 or this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement; and provided further, that no amendment, modification, termination or waiver of the principal amount of any B Advance or payments or prepayments by the Borrower in respect thereof, the scheduled maturity dates of any B Advance, the dates on which interest is payable and decreases in interest rates borne by B Advances shall be effective without the written concurrence of the Lender which has funded such B Advance and provided, further that no amendment of Section 2.19 shall be effective without the written consent of each Granting Lender, all or any part of whose outstanding Loans is being funded by an SPC at the time of such amendment.

Section 8.02  Notices, Etc.

(a)  General. Unless otherwise expressly provided in this Agreement, all notices, requests, demands, directions and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 8.15) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(1)  if to the Borrower or Agent, to the address, facsimile number, electronic mail address or telephone number set forth below, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties:

Borrower:	Computer Sciences Corporation 2100 East Grand Avenue El Segundo, California 90245 Attention: Thomas R. Irvin Phone: (310) 615-1745 Fax: (310) 322-9398 Email: tirvin@csc.com

Agent:
Citicorp USA, Inc.
c/o Citibank Agency Services
2 Penns Way, Suite 200
New Castle, Delaware 19720
Attention: Janet Wallace-Himmler
Phone: (302) 894-6029
Fax: (302) 894-6120
Email: janet.wallacehimmler@citigroup.com

(2)  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Domestic Lending Office as may be specified opposite its name on Schedule I hereto (or in the Assignment and Acceptance pursuant to which it became a Lender), or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Agent.

(b)  Timing. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the United States mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (subject to the provisions of Section 8.15(c)) when received; provided, however, that notices and other communications to the Agent pursuant to Article II or VII shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(c)  Effectiveness of Facsimile Documents and Signatures. This Agreement and any documents delivered pursuant to or in connection with this Agreement may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Agent and the Lenders. The Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)  Reliance by the Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each indemnified person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 8.03  No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04  Costs, Expenses and Indemnification.

(a)  The Borrower agrees to pay promptly on demand all reasonable costs and out-of-pocket expenses of Agent in connection with the preparation, execution, delivery,

administration, syndication, modification and amendment of this Agreement, and the other documents to be delivered hereunder or thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder. The Borrower further agrees to pay promptly on demand all costs and expenses of the Agent and of each Lender, if any (including, without limitation, reasonable counsel fees and out-of-pocket expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and out-of-pocket expenses in connection with the enforcement of rights under this Section 8.04(a).

(b)  If any payment of principal of any Eurodollar Rate Advance or B Advance extended to the Borrower is made other than on the last day of the interest period for such Advance, as a result of a payment pursuant to Section 2.06 or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c)  The Borrower agrees to indemnify and hold harmless the Agent, each Lender and each director, officer, employee, agent, attorney and affiliate of the Agent and each Lender (each an “indemnified person”) in connection with any expenses, losses, claims, damages or liabilities to which the Agent, a Lender or such indemnified persons may become subject, insofar as such expenses, losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) arise out of the transactions referred to in this Agreement or arise from any use or intended use of the proceeds of the Advances, or in any way arise out of activities of the Borrower that violate Environmental Laws, and to reimburse the Agent, each Lender and each indemnified person, upon their demand, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not the Agent, such Lender or any such person is a party to any action or proceeding out of which any such expense arises). Notwithstanding the foregoing, the Borrower shall have no obligation hereunder to an indemnified person with respect to indemnified liabilities which have resulted from the gross negligence, bad faith or willful misconduct of such indemnified person.

(d)  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any indemnified person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Advance or the use of the proceeds thereof.

Section 8.05  Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (time or demand, provisional or final, or general, but not special) at any time held and other indebtedness at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement that are then due and payable, whether or not such Lender shall have made any demand under this Agreement, and each such Affiliate is hereby irrevocably authorized to permit such setoff and application. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

Section 8.06  Binding Effect. This Agreement shall be deemed to have been executed and delivered when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Lenders. This Agreement and the fee letter referred to in Section 2.04(b) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 8.07  Assignments and Participations.

(a)  Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the A Advances owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any B Advances), (ii) after giving effect to any such assignment, (1) the assigning Lender shall no longer have any Commitment or (2) the amount of the Commitment of each of the assigning Lender and the Eligible Assignee party to such assignment (in each case determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $10,000,000 and increments of $1,000,000 in excess thereof (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any Lender may at any time (i) upon notice to Borrower, assign all or any portion of its rights hereunder to an Affiliate of such Lender or to another Lender or (ii) without notice to or consent of the Borrower, pledge as security all or any portion of its rights hereunder to any Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder.

(b)  By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)  The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, the Commitment Termination Date of, and, with respect to the Borrower, principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)  Within five days of its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee (together with a processing and recordation fee of $3,500 with respect thereto) and upon consent of the Agent and, so long as no Potential Event of Default or Event of Default then exists and is continuing (and except for assignments to an Affiliate of the Lender or to another Lender), the Borrower thereto, which consents shall not be unreasonably withheld or delayed, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (1) accept such Assignment and Acceptance and (2) record the information contained therein in the Register. All communications with the Borrower with respect to such consent of the Borrower shall be either sent pursuant to Section 8.02 or sent to the following: CSC Enterprises, 2100 E. Grand Avenue, El Segundo, California 90245, Attention: Leon J. Level, Telephone No.: (310) 615-1728, Facsimile No.: (310) 322-9767.

(e)  Each Lender may assign to one or more banks or other entities any B Advance or B Advances made by it.

(f)  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it; provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Advance for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) no Lender shall grant any participation under which the participant shall have rights to require such Lender to take or omit to take any action hereunder or approve any amendment to or waiver of this Agreement, except to the extent such amendment or waiver would: (A) extend the Termination Date of such Lender; or (B) reduce the interest rate or the amount of principal or fees applicable to Advances or the Commitment in which such participant is participating.

(g)  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or Participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

Section 8.08  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.09  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 8.10  Consent to Jurisdiction; Waiver of Immunities. The Borrower hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or Federal court. The Borrower hereby irrevocably waives, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 8.10 shall affect the right of any Lender or Agent to serve legal process in any other manner permitted by law or affect the right of any Lender or Agent to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

Section 8.11  Waiver of Trial by Jury. THE BORROWER, THE BANKS, THE AGENT AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, OTHER LENDERS HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each of the Borrower, the Banks, the Agent and, by its acceptance of the benefits hereof, other Lenders (i) acknowledges that this waiver is a material inducement for the Borrower, the Lenders and the Agent to enter into a business relationship, that the Borrower, the Lenders and the Agent have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 8.12  Survival of Warranties. All agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and any increase in the Commitments under this Agreement.

Section 8.13  Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 8.14  Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 8.15  Website Communications.

(a)  The Borrower hereby agrees that it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com or as otherwise specified in Section 5.01(b). In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner specified in this Agreement but only to the extent requested by the Agent.

(b)  The Borrower further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)  The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of this Agreement. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement. Each Lender agrees to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

Section 8.16  USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.

COMPUTER SCIENCES CORPORATION, a Nevada corporation, as Borrower

By   /s/ Michael E. Keane
Name:  Michael E. Keane
Title:  Vice President and Chief Financial Officer

CITICORP USA, INC.,

as Agent and a Lender

By   /s/ Hans Lin
Name:  Hans Lin
Title:  Vice President

BARCLAYS BANK PLC, as a Lender By /s/ Alison McGuigan Name: Alison McGuigan Title: Associate Director
The Bank of Nova Scotia, as a Lender By /s/ Chris Osborn Name: Chris Osborn Title: Managing Director
The Royal Bank of Scotland plc, as a Lender By /s/ Eddie Dec Name: Eddie Dec Title: Senior Vice President
Wachovia Bank, N.A, as a Lender By /s/ John G. Taylor Name: John G. Taylor Title: Vice President
Bank of America, N.A, as a Lender By /s/ Lee Merkle-Raymond Name: Lee Merkle-Raymond Title: Managing Director

The Bank of New York, as a Lender By /s/ Robert Besser Name: Robert Besser Title: Vice President
Mellon Bank, N.A., as a Lender By /s/ David B. Wirl Name: David B. Wirl Title: Vice President
Sumitomo Mitsui Banking Corporation, as a Lender By /s/ Shigeru Tsuru Name: Shigeru Tsuru Title: Joint General Manager
MERRILL LYNCH BANK USA, as a Lender By /s/ Louis Alder Name: Louis Alder Title: Director

MORGAN STANLEY BANK, as a Lender By /s/ Daniel Twenge Name: Daniel Twenge Title: Authorized Signatory
Lloyds TSB Bank plc, as a Lender By /s/ Mario Del Duca Name: Mario Del Duca Title: Assistant Vice President By /s/ Deborah Carlson Name: Deborah Carlson Title: VP & Manager - Business Development
SANPAOLO IMI S.p.A., as a Lender By /s/ Renato Carducci Name: Renato Carducci Title: General Manager By /s/ Robert Wurster Name: Robert Wurster Title: Senior Vice President

WELLS FARGO BANK, N.A., as a Lender By /s/ Paul K. Stimpfl Name: Paul K. Stimpfl Title: Senior Vice President
WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation), as a Lender By /s/ Mark Walton Name: Mark Walton Title: Assistant Vice President
BNP Paribas, as a Lender By /s/ William Davidson Name: William Davidson Title: Director By /s/ Mathew Harvey Name: Mathew Harvey Title: Managing Director
STANDARD CHARTERED BANK, as a Lender By /s/ Lalita Vadhri Name: Lalita Vadhri Title: Senior Vice President By /s/ Robert K. Reddington Name: Robert K. Reddington Title: AVP/Credit Documentation

The Bank of Tokyo-Mitsubishi UFJ, Ltd., Seattle Branch as a Lender By /s/ Tsuneto Kodama Name: Tsuneto Kodama Title: General Manager
UBS Loan Finance LLC, as a Lender By /s/ Irja R. Otsa Name: Irja R. Otsa Title: Associate Director By /s/ Toba Lumbantobing Name: Toba Lumbantobing Title: Associate Director
Danske Bank A/S, as a Lender By /s/ Bjarne Jørgensen Name: Bjarne Jørgensen Title: Senior Vice President By /s/ Kim Hansen Name: Kim Hansen Title: Senior Relationship Manager

SCHEDULE I

APPLICABLE LENDING OFFICES

Bank	Domestic Lending Office	Eurodollar Lending Office
Bank of America, N.A.
Bank of America NA
100 N. Tryon Street
Mail Code NC1-007-17-15
Charlotte, NC 28255-0001
Attention: Bryan A. Smith
Telephone No.: (704) 388-1464
Facsimile No.: (704) 388-0960
Email: bryan.a.smith@
bankofamerica.com

Bank of America NA
100 N. Tryon Street
Mail Code NC1-007-17-15
Charlotte, NC 28255-0001
Attention: Bryan A. Smith
Telephone No.: (704) 388-1464
Facsimile No.: (704) 388-0960
Email: bryan.a.smith@
bankofamerica.com

The Bank of New York	The Bank of New York One Wall Street, 2nd Floor New York, NY 10005 Attention: Dawn Hertling Telephone No.: (212) 635-6742 Facsimile No.: (212) 635-6933 Email: dhertling@bankofny.com	The Bank of New York One Wall Street, 2nd Floor New York, NY 10005 Attention: Dawn Hertling Telephone No.: (212) 635-6742 Facsimile No.: (212) 635-6933 Email: dhertling@bankofny.com
The Bank of Nova Scotia	The Bank of Nova Scotia 580 California Street San Francisco, CA 94104 Attention: Liz Hanson Telephone No.: (415) 616-4153 Facsimile No.: (415) 397-0791 Email: liz_hanson@ scotiacapital.com	The Bank of Nova Scotia 580 California Street San Francisco, CA 94104 Attention: Liz Hanson Telephone No.: (415) 616-4153 Facsimile No.: (415) 397-0791 Email: liz_hanson@ scotiacapitalcom
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	The Bank of Tokyo-Mitsubishi UFJ, Ltd. 900 Fourth Avenue, Suite 4000 Seattle, WA 98164-1068 Attention: Ellen Yuson Telephone No.: (213) 488-3796 Facsimile No.: (213) 613-1136 Email: eyuson@btmna.com	The Bank of Tokyo-Mitsubishi UFJ, Ltd. 900 Fourth Avenue, Suite 4000 Seattle, WA 98164-1068 Attention: Ellen Yuson Telephone No.: (213) 488-3796 Facsimile No.: (213) 613-1136 Email: eyuson@btmna.com

Schedule I-1

Barclays Bank PLC	Barclays Bank PLC 200 Park Avenue, 4th Floor New York, NY 10166 Attention: Nicholas Bell Telephone No.: (212) 412-4029 Facsimile No.: (212) 412-7600 Email: nicholas.bell@ barclayscapital.com	Barclays Bank PLC 200 Park Avenue, 4th Floor New York, NY 10166 Attention: Nicholas Bell Telephone No.: (212) 412-4029 Facsimile No.: (212) 412-7600 Email: nicholas.bell@ barclayscapital.com
BNP Paribas	BNP Paribas One Front Street, 23rd Floor San Francisco, CA 94111 Attention: Bill Davidson Telephone No.: (415) 772-1335 Facsimile No.: (415) 296-8954 Email: bill.davidson@americas.bnpparibas.com	BNP Paribas One Front Street, 23rd Floor San Francisco, CA 94111 Attention: Bill Davidson Telephone No.: (415) 772-1335 Facsimile No.: (415) 296-8954 Email: bill.davidson@americas.bnpparibas.com
Citicorp USA, Inc.
Citicorp USA, Inc.
Citibank Agency Services
2 Penns Way, Suite 200
New Castle, DE 19720
Attention: Janet Wallace-Himmler
Telephone No: (302) 894-6029
Facsimile No: (302) 894-6120
Email: janet.wallacehimmler@
citigroup.com

Citicorp USA, Inc.
Citibank Agency Services
2 Penns Way, Suite 200
New Castle, DE 19720
Attention: Janet Wallace-Himmler
Telephone No: (302) 894-6029
Facsimile No.: (302) 894-6120
Email: janet.wallacehimmler@
citigroup.com

Danske Bank A/S	Danske Bank A/S 2-12 Holmens Kanal DK-1092 Copenhagen K Denmark Attention: Kim Hansen Telephone No: +45 33 44 06 52 Facsimile No: +45 33 44 21 45 Email: kimha@danskebank.dk	Danske Bank A/S 2-12 Holmens Kanal DK-1092 Copenhagen K Denmark Attention: Kim Hansen Telephone No: +45 33 44 06 52 Facsimile No: +45 33 44 21 45 Email: kimha@danskebank.dk
Lloyds TSB Bank plc	Lloyds TSB Bank PLC 1251 Avenue of the Americas, 39th Floor New York, NY 10020 Attention: Windsor Davies Telephone No.: (212) 930-8909 Facsimile No.: (212) 930-5098	Lloyds TSB Bank PLC 1251 Avenue of the Americas, 39th Floor New York, NY 10020 Attention: Windsor Davies Telephone No.: (212) 930-8909 Facsimile No.: (212) 930-5098

Schedule I-2

Mellon Bank, N.A.
Mellon Bank, N.A.
Rm. 4535, One Mellon Bank Center
500 Grant Street
Pittsburgh, PA 15282-0001
Attention: David B. Wirl
Telephone No.: (412) 234-4175
Facsimile No.: (412) 236-6112
Email: Wirl.d@mellon.com

Mellon Bank, N.A.
Rm. 4535, One Mellon Bank Center
500 Grant Street
Pittsburgh, PA 15282-0001
Attention: David B. Wirl
Telephone No.: (412) 234-4175
Facsimile No.: (412) 236-6112
Email: Wirl.d@mellon.com

Merrill Lynch Bank USA	Merrill Lynch Bank USA 15 W. South Temple St., STE 300 Salt Lake City, UT 84101 Attention: Derek Befus Telephone No.: (801) 526-6814 Facsimile No.: (801) 531-7470 Email: Derek_befus@ml.com	Merrill Lynch Bank USA 15 W. South Temple St., STE 300 Salt Lake City, UT 84101 Attention: Derek Befus Telephone No.: (801) 526-6814 Facsimile No.: (801) 531-7470 Email: Derek_befus@ml.com
Morgan Stanley Bank
Morgan Stanley Bank
One Pierrepont Plaza, 7th Floor
300 Cadman Plaza West
Brooklyn, NY 11201
Attention: Erma Dell’Aquila / Edward Henley
Telephone No.: (718) 754-7286 / 7285
Facsimile No.: (718) 754-7249 / 7250
Email: Erma.Dell’Aquila@morganstanley.com / Edward.Henley@morganstanley.com

Morgan Stanley Bank
One Pierrepont Plaza, 7th Floor
300 Cadman Plaza West
Brooklyn, NY 11201
Attention: Erma Dell’Aquila / Edward Henley
Telephone No.: (718) 754-7286 / 7285
Facsimile No.: (718) 754-7249 / 7250
Email: Erma.Dell’Aquila@morganstanley.com / Edward.Henley@morganstanley.com

The Royal Bank of Scotland plc	The Royal Bank of Scotland Plc 101 Park Avenue New York, NY 10178 Attention: Eddie Dec Telephone No.: (212) 401-3744 Facsimile No.: (212) 401-3631 Email: eddie.dec@rbos.com	The Royal Bank of Scotland Plc 101 Park Avenue New York, NY 10178 Attention: Eddie Dec Telephone No.: (212) 401-3744 Facsimile No.: (212) 401-3631 Email: eddie.dec@rbos.com

Schedule I-3

SanPaolo IMI S.p.A.	SanPaolo IMI S.p.A. 245 Park Avenue, 35th Floor New York, NY 10167 Attention: Robert Wurster Telephone No.: (212) 692-3160 Facsimile No.: (212) 692-3178 Email: robert.wurster@sanpaoloimi.com	SanPaolo IMI S.p.A. 245 Park Avenue, 35th Floor New York, NY 10167 Attention: Robert Wurster Telephone No.: (212) 692-3160 Facsimile No.: (212) 692-3178 Email: robert.wurster@sanpaoloimi.com
Standard Chartered Bank	Standard Chartered Bank One Madison Avenue New York, NY 10010 Attention: Larry Fitzgerald Telephone No.: (212) 667-0107 Facsimile No.: (212) 667-0568 Email: larry.fitzgerald@ us.standardchartered.com	Standard Chartered Bank One Madison Avenue New York, NY 10010 Attention: Larry Fitzgerald Telephone No.: (212) 667-0107 Facsimile No.: (212) 667-0568 Email: larry.fitzgerald@ us.standardchartered.com
Sumitomo Mitsui Banking Corporation
Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172
Attention: Mariko Stewart or Andrew Homola
Telephone No.: (212) 224-4367 or (212) 224-4320
Facsimile No.: (212) 224-5197
Email: mariko_doi_stewart@
smbcgroup.com; andrew_homola@
smbcgroup.com

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172
Attention: Mariko Stewart or Andrew Homola
Telephone No.: (212) 224-4367 or (212) 224-4320
Facsimile No.: (212) 224-5197
Email: mariko_doi_stewart@
smbcgroup.com; andrew_homola@
smbcgroup.com

UBS Loan Finance LLC
UBS Loan Finance LLC
677 Washington Blvd., 6th Floor
Stamford, CT 06901
Attention: Deborah Porter or Barbara Ezell
Telephone No.: (203) 719-0473 or (203) 719-6391
Facsimile No.: (203) 719-3888 or (203) 719-3888

UBS Loan Finance LLC
677 Washington Blvd., 6th Floor
Stamford, CT 06901
Attention: Deborah Porter or Barbara Ezell
Telephone No.: (203) 719-0473 or (203) 719-6391
Facsimile No.: (203) 719-3888 or (203) 719-3888

Schedule I-4

Wachovia Bank, National Association	Wachovia Securities 171 17th Street, N.W. GA4523 100 Building, 3rd Floor Atlanta, GA 30363 Attention: Thomas Liu Telephone No: (404) 214-1423 Facsimile No: (404) 214-3751 Email: Tomas.liu@wachovia.com	Wachovia Securities 171 17th Street, N.W. GA4523 100 Building, 3rd Floor Atlanta, GA 30363 Attention: Thomas Liu Telephone No: (404) 214-1423 Facsimile No: (404) 214-3751 Email: Tomas.liu@wachovia.com
Wells Fargo Bank, N.A.
Wells Fargo Bank, N.A.
333 So. Grand Ave., 12th Floor
MAC E2064-12B
Los Angeles, CA 90071
Attention: Paul Stimpfl
Telephone No.: (213) 253-7305
Facsimile No.: (213) 253-7302
Email: stimpfpk@wellsfargo.com

Wells Fargo Bank, N.A.
333 So. Grand Ave., 12th Floor
MAC E2064-12B
Los Angeles, CA 90071
Attention: Paul Stimpfl
Telephone No.: (213) 253-7305
Facsimile No.: (213) 253-7302
Email: stimpfpk@wellsfargo.com

William Street Commitment Corporation
William Street Commitment Corporation
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: Philip Green / JC Isaza
Telephone No.: (212) 357-7570 / (212) 902-8449
Facsimile No.: (212) 357-4597
Email: Philip.F.Green@gs.com / Juan-Carlos.Isaza@gs.com

William Street Commitment Corporation
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: Philip Green / JC Isaza
Telephone No.: (212) 357-7570 / (212) 902-8449
Facsimile No.: (212) 357-4597
Email: Philip.F.Green@gs.com / Juan-Carlos.Isaza@gs.com

Schedule I-5

SCHEDULE II

LENDERS’ COMMITMENTS

Lender	Commitment
Citicorp USA, Inc.	$85,000,000
Barclays Bank PLC	$75,000,000
The Bank of Nova Scotia	$75,000,000
The Royal Bank of Scotland plc	$75,000,000
Wachovia Bank, National Association	$75,000,000
Bank of America, N.A.	$55,000,000
The Bank of New York	$55,000,000
Mellon Bank, N.A.	$55,000,000
Sumitomo Mitsui Banking Corporation	$55,000,000
Wells Fargo Bank, N.A.	$55,000,000
BNP Paribas	$35,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$35,000,000
Danske Bank A/S	$35,000,000
Lloyds TSB Bank plc	$35,000,000
Merrill Lynch Bank USA	$35,000,000
Morgan Stanley Bank	$35,000,000
Standard Chartered Bank	$35,000,000
UBS Loan Finance LLC	$35,000,000
William Street Commitment Corporation	$35,000,000
SANPAOLO IMI S.p.A.	$25,000,000
Total Commitments:	$1,000,000,000

Schedule II-1